LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR

PLAN AGREEMENT 2014

Insurers:	**Ohio National Life**	**Mass Mutual Life**	**Great-West Life**
Policy Number(s)	7108443	39117602	85282983

Bank: Community Bank of the Chesapeake

Insured: Christy Lombardi

Relationship of Insured to Bank: Executive

The respective rights and duties of the Bank and the Insured in the above referenced policy shall be pursuant to the terms set forth below:

I. TERMS AND DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement. Whenever the term "Insurer" is used herein, it shall refer to the Insurers referenced above, and whenever the term "policy" is used herein, it shall refer to the policies referenced above.

II. POLICY TITLE AND OWNERSHIP

Title to and ownership of the policy shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee), with the consent of the Insured, mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III. BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured's share of the proceeds payable upon the death of the

Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV. PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V. TAX TREATMENT

It is agreed by and between the parties hereto that, because the arrangement established pursuant to this Agreement provides only death benefits by use of a Bank-owned policy, it is properly reportable and taxable, for income and payroll tax purposes, under the "economic benefit" regime of the IRS's 2003 final split dollar regulations, and, as provided in IRS Notice 2007-34 and Treasury regulation section 1.409A-1(a)(5), it is not a nonqualified deferred compensation plan subject to the restrictions of section 409A of the Internal Revenue Code. Accordingly, annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent. No further amounts are reportable in respect of this Agreement.

VI. DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A. Should the Insured be employed by the Bank at the time of death and while this Agreement and the policy are still in effect, the Insured's beneficiary(s), designated in accordance with Paragraph III, shall be entitled to an amount equal to the **lesser of $250,000 or the net amount at risk insurance portion of the proceeds**. The net amount at risk portion is the total proceeds less the cash value of the policy.

B. The Bank shall be entitled to the remainder of such proceeds.

C. The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII. BANK'S ENTITLEMENT TO THE CASH SURRENDER VALUE OF THE POLICY

Subject to Paragraphs VI and IX herein, the Bank shall at all times be entitled to the policy's entire cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any

applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be. Neither the Insured nor the Insured's assignee shall at any time have any interest in the policy's cash value.

VIII. RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds of the commuted value of such annuity benefits as the policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX. TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of either of the following prior to the Insured's death:

A. The Insured's termination of employment with the Bank voluntarily or involuntarily at any time.

B. The Bank's written notification to the Insured that the Bank intends to surrender, lapse, or otherwise terminate the policy.

Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment by the Insured (or assignee) to the Bank. Such cash payment referred to hereinabove shall be the greater of:

1. The cash value of the policy on the date of such assignment; or
2. The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured (or assignee) fails to exercise said option by making the entire aforestated cash payment to the Bank, or the Insured dies prior to exercising said option, then the option shall terminate. The Insured (or the Insured's assignee or beneficiary(ies)) agrees that, upon such termination of the option, all of the Insured's rights, interest and claims in the policy shall terminate, and the Insured (or the Insured's assignee or beneficiary(ies)) shall have neither any rights to any benefits under this Agreement nor any payment obligation hereunder (even if the premiums that have been paid by the Bank exceed the policy's cash value).

The Insured (or assignee) expressly agrees that this Agreement shall constitute sufficient written notice to the Insured (or assignee) of the Insured's (or assignee's) option to receive

an absolute assignment of the policy, subject to the conditions set forth herein. Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X. INSURED'S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement. If the Bank provides such written consent, then, as an additional condition to such assignment, the assignee must agree in writing to take assignment subject to the terms and conditions of this Agreement.

XI. AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII. ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended:

A. Named Fiduciary and Plan Administrator:

The "Named Fiduciary" and "Plan Administrator" of this Endorsement Method Split Dollar Agreement shall be the Executive Committee of the Board of Trustees of the Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of the advisors and the delegation of any ministerial duties to qualified individuals.

B. Funding Policy:

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C. Basis of Payment of Benefits:

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D. Claim Procedures:

Claim forms or claim information as to the subject policy can be obtained by contacting Bank Compensation Group, Inc. at 804-334-8813. When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII. GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV. INSURANCE COMPANY NOT PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV. AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank; provided, however, that the Bank may unilaterally amend or revoke this Agreement if and to the extent it reasonably determines that this Agreement violates applicable law, or if the Bank's regulator(s) issue an enforcement action requiring an amendment or termination of this Agreement.

XVI. EFFECTIVE DATE

The effective date of this Agreement shall be the 1st day of October, 2014.

XVII. SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable to law and enforced as amended.

XVIII. APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Maryland, except to the extent preempted by federal law.

Executed on the 18 day of December, 2014.

Community Bank of the Chesapeake by:

Felicia G. Nonses
Witness (third party signature)

William Pasenelli

CLombardi
Bank Executive Participant signature
Christy Lombardi